Exhibit 99.1

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919
NASD OTCBB: SNMD	Sun New Media to Acquire Larger Stake in Sun Business Network and Access to Nationwide Fiber-Optic Network	December 6, 2005
Prime Zone, Diamond Bar, California, December 6, 2005: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced an agreement with its parent company Sun Media Investment Holdings, Ltd. (“Sun Holdings”) to acquire 75 million of SMIH’s shares in Sun Business Network (“SBN”), a publicly traded company on the Singapore Stock Exchange. Once the transfer is complete and pending the completion of a previously announced transaction between SNMI and SBN, SNMI will control 29% of the publicly traded shares in SBN. As a part of the agreement, Sun Holdings will also grant SNMI limited use-rights to a 32,440 km fiber-optic network in the People’s Republic of China.
The agreement between SNMI and Sun Holdings has two significant parts. In the first part, SNMI will acquire 75 million shares in SBN, in exchange for 2,008,929 shares of SNMI. The exchange ratio implies a significant premium over the current trading price of SBN, reflecting that SBN stock has been trading at a substantial discount to its net tangible assets and SNMI’s belief in the strategic role SBN can play in building up SNMI’s interactive multi-media marketing model. The 75 million SBN shares make up 10.15% of all the ordinary shares in the share capital of SBN.
In the second part of the agreement, Sun Holdings has agreed to make available 1G of bandwidth on the 32,440km two-core national IP protocol fiber optic network, which it controls through a 27% stake in Asia Network Technologies, Ltd. (“ANT”), at no additional cost to SNMI. The use of the fiber-optic network gives SNMI a low-cost, high-impact delivery method for its interactive marketing and multimedia content that stretches to more than 440 cities in China.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive business-to-business marketing service’s company for consumer products companies and their channel and distribution partners. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a share of China’s multi-billion dollar business-to-business (b2b) multimedia services market.
For more information on Sun New Media Inc., visit the Company’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that the Company will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.